AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998

                           REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   BOLLE INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             13-393-4135
(State or other jurisdiction of Incorporation)     (I.R.S. Employer Identification No.)

                           555 THEODORE FREMD AVENUE
                                  SUITE B-302
                              RYE, NEW YORK 10580
             (Address of Principal Executive Offices and Zip Code)


                           1998 STOCK INCENTIVE PLAN
                              (Full Title of Plan)


                               MARTIN E. FRANKLIN
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                                   BOLLE INC.
                           555 THEODORE FREMD AVENUE
                                  SUITE B-302
                              RYE, NEW YORK 10580
                                 (914) 967-9475
(Name, address and telephone number, including area code, of agent for service)

                                With a copy to:

                               KANE KESSLER, P.C.
                          1350 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 541-6222
                         ATTN: ROBERT L. LAWRENCE, ESQ.

         Approximate date of commencement of proposed sale to the public:

         As soon as practicable after this Registration Statement becomes effective.

                                              CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                                       PROPOSED
                                                               PROPOSED                 MAXIMUM
                                                                MAXIMUM                AGGREGATE             AMOUNT OF
     TITLE OF SECURITIES              AMOUNT TO BE          OFFERING PRICE             OFFERING            REGISTRATION
      TO BE REGISTERED                 REGISTERED(1)          PER SHARE(2)              PRICE(2)                FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                 860,330 shares              $1.64              $ 1,410,941.20           $  416.23
================================================================================================================================
Common Stock, par
value $0.1 per share                1,639,670 shares             $5.312             $ 8,710,746.80           $2,569.67
================================================================================================================================
TOTAL                               2,500,000 SHARES              ---               $10,121,688.00           $2,985.90
================================================================================================================================








--------

       (1) The 1998 Stock Incentive Plan (the "Plan") authorizes the issuance of a maximum of 2,500,000 shares of Common Stock which are reserved for issuance pursuant to the grant of stock based awards under the Plan.

       (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 860,330 outstanding options granted under the Plan which is $1.64 and (ii) with respect to 1,639,670 shares available for grant under the Plan, a price of $5 5/16 (the average of the high and low price of the Registrant's Common Stock as reported on the Nasdaq National Market on July 1, 1998.

                                EXPLANATORY NOTE


         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock (the "Common Stock") of Bolle Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to the Plan. In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. Shares of the Company's Common Stock covered by this Registration Statement also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Registration Statement. The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of shares of the Common Stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, pursuant to the Plan. A Cross Reference Sheet is provided for such Prospectus.

                                                  BOLLE INC.

                        CROSS REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)


Form S-3 Item Number and Caption                                              Location in Prospectus
1.       Forepart of Registration Statement and Outside
         Front Cover of Prospectus.........................................   Outside Front Cover

2.       Inside Front and Outside Back Cover Pages of                         Inside Front and Outside
         Prospectus........................................................   Back Cover Page

3.       Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges.........................................   Risk Factors

4.       Use of Proceeds...................................................   Use of Proceeds

5.       Determination of Offering Price                                      *

6.       Dilution..........................................................   *

7.       Selling Security Holders..........................................   Selling Stockholders

                                                                              Front Cover Page; Plan of
8.       Plan of Distribution..............................................   Distribution

9.       Description of Securities to be registered........................   *

10.      Interests of Named Experts and Counsel............................   *

11.      Material Changes..................................................   The Company

12.      Incorporation of Certain Information                                 Incorporation of
         by Reference......................................................   Documents by Reference

13.      Disclosure of Commission Position of
         Indemnification for Securities Act
         Liabilities.......................................................   *


----------------------------

*        Not applicable or answer is in the negative.

                               REOFFER PROSPECTUS

                                   BOLLE INC.

                        2,500,000 SHARES OF COMMON STOCK

                          (PAR VALUE $0.01 PER SHARE)

         This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Bolle Inc., a Delaware corporation (the "Company" or the Registrant"), to sell a maximum of 2,500,000 shares of the Company's Common Stock (the "Common Stock"), $0.01 par value per share (the "Shares"), which will be purchased or acquired by the Selling Stockholders pursuant to the Company's 1998 Stock Incentive Plan (the "Plan").

         All or a portion of the Shares offered hereby may be offered for sale, from time to time, on the NASDAQ National Market or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." The Company will receive none of the proceeds of this offering, although the Company will receive cash upon the sale of stock to the Selling Stockholders under the Plan. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by the Company. See "Expenses."

         SEE "RISK FACTORS" ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

         The Company's Common Stock is listed on the NASDAQ National Market. On July 1, 1998, the closing price of the Company's Common Stock was $5 5/16 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 6, 1998

         No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the specific registered securities to which it relates or an offer or solicitation with respect to those securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.




                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at the prescribed rates. In addition, similar information can be inspected at NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov.

         This Prospectus omits certain of the information contained in the Registration Statement of which this Prospectus is a part (the "Registration Statement"), covering the Common Stock, which pursuant to the Securities Act is on file with the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement. The Registration Statement and the Exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Registration Statement on Form S-1 (the "Registration Statement"), declared effective by the Commission June 19, 1998.

         2. The description of the Company's common Stock contained in the Company's Registration Statement including any amendments or reports filed for the purpose of updating such description.

         3. Description of the Company's common Stock contained in the Company's Registration statement on Form 8-A filed with the Commission on March 11, 1998 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         4. The Company's Annual Report on Form 10-KA for the fiscal year ended December 31, 1997.

         5. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to Attention: Investor Relations, Bolle Inc., 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580, telephone (914) 967-9475.

         Unless the context otherwise requires, the term the "Company" or "Bolle" refers to Bolle Inc., a Delaware Corporation, and its consolidated subsidiaries; the term "Bolle America" refers to Bolle America, Inc., a Delaware corporation and a wholly owned subsidiary of the Company; the term "Bolle France" refers to Bolle International S.A., a French corporation and a wholly owned subsidiary of the Company, and its consolidated subsidiaries and the term "Bolle Australia" refers to Bill Bass Optical Pty. Ltd. and its affiliate Parkhurst Oaks Pty. Ltd." Lumen" refers to Lumen Technologies, Inc. and its predecessor BEC Group, Inc., the former parent company of Bolle Inc. The symbol "$" refers to U.S. Dollars.


                                  THE COMPANY

         The Company designs, manufactures and markets premium sunglasses and sport shields, goggles and safety and tactical eyewear under the Bolle(Registered Trademark) brand. Bolle(Registered Trademark) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets, particularly skiing, golf and cycling, as well as a growing reputation in the larger, fashion driven recreational sunglass market. The Company's safety and tactical business, which accounts for approximately half of the Company's aggregate unit sales, serves the specialty segment of the safety eyewear market, including laser protection products and military applications.

         The recent creation of Bolle Inc. through the combination of Bolle America and Bolle France consolidates the Company's ownership of the worldwide rights to the Bolle(Registered Trademark) trademark for the Company's products with its international manufacturing and distribution capabilities into one organization. For the first time, the Company is positioned to develop and execute a unified marketing strategy targeted at promoting the company's competitive advantages. The Company believes that these advantages include its strong brand name, integrated design, production and marketing capabilities, superior technology, specialized product offerings, established international distributors in over 40 countries and a one hundred year long heritage of producing quality products. The Company intends to integrate its international distributors into a cohesive worldwide network and to add new distributors through acquisitions or distributorship agreements.

         In recent years, the retail sunglass market has experienced the emergence of a specific premium market, reflected by increased sales of higher priced and quality oriented products. The Company competes in the premium sunglass market. Based on available industry data, the Company believes that sales of premium sunglasses grew from $825 million in 1989 to $1.6 billion in 1996. The factors which contribute to the growth of this market include advancements in product technology, growing demand for specialized sunglasses, increased health concerns and greater fashion and image consciousness, all of which encourage multiple purchases. The Company also competes in the special purpose safety and tactical eyewear market. The factors which may contribute to the potential growth of this market include increasing regulation of safety eyewear, new special purpose applications, advancements in product technology and growing demand for more style oriented products. The Company believes that both its sunglass and safety and tactical eyewear products, with their increased user-specific characteristics and proven reputation for style and high performance, reflect consumer preferences in their respective markets.

         The Company has recently announced the following corporate developments, which constitute a significant start to its growth strategy:

         Worldwide Marketing Initiative. The Company has launched a worldwide marketing initiative to promote a consistent brand image through (i) coordinated advertising campaigns in major international and local media and at retail locations, (iii) focused sponsorship of athletes attracting international interest, and (iii) for the first time, a single marketing and product brochure for distributors worldwide. Through a sport-specific marketing approach the Company plans to emphasize the technological , style and performance characteristics of Bolle(Registered Trademark) products. In March, 1998 Sunglass Hut International,Inc. ("Sunglass Hut") identified Bolle as one of a select number of preferred Vendors. The Company intends to grow its business with Sunglass Hut through prime store locations, cooperative marketing and chain wide distribution of products.

         Significant Endorsement Advertising. As part of its strategy of building a unified global marketing program, the Company has entered into agreements with several world famous athletes to endorse Bolle products. Such athletes include Martina Hingis, the youngest number one ranked player in the history of women's tennis, Jacques Villeneuve, the current formula one racing world champion; Picabo Street, 1998 Olympic super G gold medalist; Jean-Luc Cretier, 1998 Olympic downhill gold medalist, and Steve Jones, winner of the 1996 U.S. Open golf championship. In addition, Bolle has sponsorship programs with over a thousand athletes worldwide who wear Bolle(Registered Trademark) products in competition.

         Focused Product Offerings. The market for premium sunglasses has showna trend towards consumer preference for sport-specific eyewear. In 1992, the Company was the first to introduce a line of sunglasses specifically designed for golfers. The Company is in the process of focusing its sunglasses and sport glasses based on their use rather than their design, style or other defining criteria. For instance, the Company recently introduced its Competivision(Registered Trademark) sunglasses, a model of sunglasses specifically suited to the needs of tennis players with a high performance selective light filtration system designed to enhance the clarity of yellow tennis balls. The Company has a tradition of designing and manufacturing eyewear for sporting activities in consultation with its sponsored athletes.

         Supply Agreement for Metal Eyewear. Consistent with its traditional focus on technological innovation, in October 1997, the Company entered into a three-year exclusive supply agreement (the "Alyn Supply Agreement") with Alyn Corporation ("Alyn"), a manufacturer of specialized metal frames, to create premium sunglass frames using Boralyn(Registered Trademark), a special patented metal matrix providing greater strength and stiffness to weight ratios than titanium, which is currently considered the leading metal for advanced metal eyewear. Development work on the Boralyn (Registered Trademark) line is in progress with launch planned for 1999.

         Acquisition of Distributors. As part of its strategy of consolidating its distributors, the Company acquired in March 1998 Bolle (Canada) Inc. (Bolle Canada"). Additionally, pursuant to a Share Sale Agreement, dated May 28, 1998 (the "Share Sale Agreement") among the Company and each of Keith Archibald Collicoat, Eric Henry Collicoat and Roger Howard Gibbons as trustees of the Bill Bass Trust (the "Bill Bass Trust"), the Company has agreed to purchase 75% of Bolle Australia, which constitutes the largest independent distributor of the Company's products and the sole distributor of the Company's products in Australia, where the Company believes it commands a leading market share. The Bolle Australia acquisition, if consummated, would also give the Company control of 100% of Bolle Sunglasses Ltd. ("Bolle Sunglasses") and Bolle Asia United Kingdom and Southeast Asia, respectively. Bolle Australia sold over $10,000,000 of Bolle(Registered Trademark) products in 1997. The Company also is negotiating to acquire 75% of Bolle (U.K.) Limited U.K."), the sole distributor of Bolle(Registered Trademark) safety products in the United Kingdom (the "U.K.").

         Private Placement. The Company completed on July 1, 1998 the sale of $7,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 2002 (the "Convertible Notes") to OZ Master Fund, Ltd. ("Och Ziff Fund"), an affiliate of Och-Ziff Capital, pursuant to the terms of a Convertible Note Purchase Agreement, dated May 29, 1998, between the Company and Och Ziff Fund (the "Convertible Note Purchase Agreement") and an exemption from registration under the Securities Act. The Convertible Notes are convertible at anytime at the option of the holder(s) thereof and, under certain circumstances, of the Company into a maximum of 1,333,333 Shares of Common Stock. Certain circumstances including if the Company fails to convert or redeem any Convertible Notes when due, the Company becomes obligated to repay the principal amount of such Convertible Notes (up to a maximum of $7,000,000) in cash and to issue up to a maximum of 360,000 Shares to the holder(s) of such Convertible Notes.

         The Company became a publicly-held company on March 11, 1998, following the spinoff by Lumen to its stockholders of all of its equity interest in the Company (the "Spinoff"). In connection with the Spinoff, a Bill of Sale and Assignment Agreement (the "contribution Agreement") and an Indemnification Agreement (the "Indemnification Agreement") entered into between the Company and Lumen on March 11, 1998. Lumen assigned to the Company, and the Company assumed, all of Lumen's assets and liabilities prior to the Spinoff other than those related to Lumen's ORC Business (as defined in the Contribution Agreement).

         The Company is incorporated in Delaware. Its principal executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 108580, and its telephone number is (914) 967-9475.

         The Company believes that its competitive position in enhanced through
(i) its broad array of distribution channels, which reduces its reliance on any one channel, (ii) its target markets due to its use of local subcontractors to manufacture certain products, (iii) its internal design capabilities, and (iv) the diversity of its safety and tactical product lines. The Company believes that its flexible manufacturing and design capabilities allow the Company to maintain a valuable costs structure and minimal inventories and to respond quickly to shifting trends in the industry.

                             *      *      *      *

         The Company's principal executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York, 10580. Its telephone number is (914) 967-9475.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth in this Prospectus in connection with an investment in the Common Stock offered hereby.

         This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements, such as the Company's plans to expand its product line, brands and marketing activities and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its products to current and new customers, identify, finance and complete suitable acquisitions and design and manufacture new products, all in a timely manner, at reasonable costs and on satisfactory terms and conditions that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements.

         POSSIBLE INABILITY TO SUSTAIN AND MANAGE GROWTH. There are significant risks associated with the Company's growth. The Company expanded its operations significantly with the acquisition of Bolle France in June 1997. The Company intends to grow through brand extension and possible strategic acquisitions, including acquisitions of distributors of its products around the world. There can be no assurance that the Company's efforts in managing its internal growth or pursuing those acquisitions will be successful.

         To manage growth effectively, the Company will be required to continue to implement changes in various aspects of its business at a rapid pace, continuously develop new designs and features, expand its information systems and operations, and train and manage an increasing number of management-level and other employees. If management is unable to anticipate or manage these changes effectively, the Company's operating results could be materially adversely affected.

         To pursue external growth, the Company will need to identify acquisition candidates the operations of which can be integrated effectively and profitably into the Company on acceptable terms. There can be no assurance that the Company will succeed in finding such candidates or obtaining such terms or, where required, receive consent from its lenders. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition.

         The success of the Bolle France and Bolle Canada acquisitions and the pending Bolle Australia acquisitions or any other future acquisition by the Company depends on its ability to integrate effectively the acquired businesses. There is no assurance that the Bolle Australia acquisition will close or that the Company will enter into a definitive agreement to purchase Bolle U.K. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. Additionally, there can be no assurance that any future acquisitions will not have a material adverse effect on the Company's operating results particularly during the period immediately following such acquisitions. Prior to the acquisition by Lumen, Bolle France has not been in compliance with certain government-related requirements. The Company is currently in the process of reorganizing Bolle France to improve administration and compliance. Approximately $1,000,000 has been accrued on Bolle France's Financial Statements to cover costs and expenses which the Company expects to incur in connection with this reorganization. This financial exposure arises in connection with the Company's transition from a private company to a publicly-held company. The costs and expenses incurred in bringing Bolle France or other future acquisitions into compliance with applicable regulatory requirements may have a material adverse effect on the Company's business, financial condition and results of operations. Except as disclosed herein, the Company has no present understandings, commitments or agreements with respect to any material acquisition.

         DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS. The Company's historical success, including that of Bolle France, is attributable, in substantial part, to its timely introduction of products which are perceived to be an improvement in performance or fashion over products available in the market. The Company's future success will depend, in substantial part, upon its continued ability to develop and introduce such innovative products, and there can be no assurance as to the Company's ability to do so. In recent years the Company has introduced a number of new product offerings within existing product collections and a number of new collections. The success of any product line is dependent upon various factors, including product demand, production capacity and the availability of raw materials and critical manufacturing equipment. In addition, competitors may follow the Company's introduction of successful products with similar product offerings. The uncertainty associated with all the above factors, and any change in such factors from the Company's expectations, could result in cost increases and/or delays or cancellation of such new products or product lines and may also cause actual results to differ materially from those projected.

         Innovative designs are often not successful, and successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. There is no assurance that the Company will be able to create innovative products and designs which are also popular with customers. In addition, although the Company seeks to protect its products through patents and other proprietary rights, there can be no assurance that such protection will prevent competitors from offering similar products. As a result of these and other factors, there can be no assurance that the Company will successfully maintain or increase its market share.

         ASSUMPTION OF LIABILITIES AND INDEMNIFICATION OF LUMEN BY THE COMPANY. Under the terms of the Contribution Agreement and the Indemnification Agreement entered into between Lumen and the Company in connection with the Spinoff, the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to Lumen's ORC Business (as defined in the Contribution Agreement) and has agreed to indemnify Lumen against all of Lumen's liabilities prior to the Spinoff other than substantially all liabilities related to the ORC Business. Potential liabilities which the Company has assumed and/or against which the Company will indemnify Lumen pursuant to the Contribution Agreement include, without limitation, (a) potential liabilities arising in connection with the sale of businesses previously owned by Lumen or its predecessor, Benson Eyecare Corporation ("Benson"), including: the merger of Essilor Acquisition Corporation ("Essilor") with and into Benson; the sale of the Foster Grant Group, L.P. ("Foster Grant") by Lumen; the sale of the Orolite division to Monsanto Company ("Monsanto Company"), and (b) potential liabilities of Lumen under applicable environmental laws, including any such liabilities related to the ORC Business to the extent such liabilities arose before the Spinoff. For a detailed description of the potential liabilities of Lumen assumed by the Company and the Company's indemnification obligations to Lumen under the Contribution Agreement and the Indemnification Agreement. Pursuant to the Contribution Agreement and the Indemnification Agreement, the Company may bear the burden of obligations and losses not directly related to the business of the Company if the Company is called upon to discharge and pay these obligations and liabilities.

         In connection with the Spinoff, the Company also agreed to assume all obligations and liabilities of Lumen incurred by Lumen in connection with the purchase of Bolle France. In addition to Lumen's indemnification obligations to the sellers of Bolle France under the Amended and Restated Share Purchase Agreement (the "Share Purchase Agreement") dated June 9, 1997 among Lumen, the Company and each of Maurice Bolle, Robert Bolle, Franck Bolle, Patricia Bolle Passaquay, Brigitte Bolle and Christelle Roche (collectively, the "Sellers," and each, a "Seller") which became the sole responsibility of the Company, the remainder of Lumen's liabilities and obligations to the Sellers were assumed by the Company through the issuance of shares of its Series B Preferred Stock (the "Series B Preferred Stock") and options to purchase shares of Common Stock ("Bolle Options") and the exchange of outstanding warrants to purchase common stock of Lumen for Warrants to purchase Common Stock of Bolle ("Bolle Warrants"). Should the Company be required to discharge its liabilities pursuant to the foregoing arrangements, including the Contribution Agreement and the Indemnification Agreement, or to redeem under certain circumstances the shares of its Series A Preferred Stock

(the "Series A Preferred Stock") or Series B Preferred Stock prior to maturity, such payments could have a material adverse effect upon the Company.

         INVESTMENTS IN AFFILIATES AND OTHER ASSETS. The Company holds, directly or indirectly, investments aggregating approximately $5,500,000 in debt and equity securities of various unconsolidated entities which are not controlled by the Company, including investments in Eyecare Products, plc ("Eyecare Products") and Accessories Associates International, Inc. ("AAi"). The Company received these assets from Lumen as part of the Spinoff. The Company's management is not involved in the day-to-day operations of these entities. There can be no assurance that fluctuations in the value of these assets will not have a material adverse impact on the Company.

         LIMITED OPERATING HISTORY. The Company was formed on February 3, 1997. Although the financial statements and pro forma financial statements of the Company include the results of its subsidiaries Bolle America, Bolle France and Bolle Australia, which were operated as separate companies for many years, the Company itself, as a consolidated entity, has a limited operating history upon which potential investors may base an evaluation of its performance. Limited actual historical financial information upon which to base an evaluation of the Company's performance and an investment in the Common Stock is available.

         MARKET CYCLES AND RECENT DECLINES IN SALES GROWTH IN THE SUNGLASS MARKET. Suppliers of premium sunglasses have experienced declining sales and excess inventory since the last quarter of 1996. The results of the Company and its competitors were affected by this market trend and the operating difficulties (including excess inventory) experienced throughout the year 1997 by the largest sunglass specialty retail chain. There can be no assurance that the Company will be able to maintain or increase its sales, and should it fail to do so, the Company's financial condition and results of operations could be adversely affected.

         SUSCEPTIBILITY TO CHANGING CONSUMER PREFERENCES. The eyewear industry is subject to rapidly changing consumer preferences. The Company's sunglasses, particularly its recreational sunglasses, are susceptible to fashion trends. Unanticipated shifts in consumer preferences may adversely affect the Company's sales, resulting in excess inventory and underutilized manufacturing capacity. While the Company has a limited ability to modify slow-moving models to better satisfy consumer preferences and otherwise utilize excess inventory and manufacturing capacity, the Company cannot ensure that any such actions will be sufficient to redress a market misjudgment. Accordingly, an unanticipated change in consumer preferences could adversely affect the Company's results of operations and financial condition.

         HIGHLY COMPETITIVE MARKETS. Both the sunglass and personal safety eyewear markets are highly competitive. Certain companies that engage in these markets have significantly greater financial, distribution and marketing resources than the Company, and certain of the

Company's competitors have significantly greater brand awareness than the Company in certain important markets.

         Within various niches of the sports segment of the premium eyewear market, the Company competes with mostly smaller sunglass and goggle companies and a limited number of larger competitors. In order to retain its market share, the Company must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The purchasing decisions of athletes, sports enthusiasts and recreational wearers with respect to high performance eyewear often reflect highly subjective preferences which can be influenced by many factors, including advertising, media, product endorsements, product improvements and changing styles. The Company could therefore face competition from existing or new competitors that introduce and promote eyewear which is perceived by consumers to offer performance advantages over, or greater aesthetic appeal than, the Company's products. These competitors include established branded consumer products companies that have greater financial and other resources than the Company. No assurance exists that new developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company also competes in the broader, recreational segment of the premium sunglass market. This segment is fragmented and highly competitive and is generally more fashion-oriented. A number of established companies compete in this wider market, several of which have greater financial and other resources than the Company. This size advantage may enable these competitors to negotiate exclusive supply contracts with certain retailers. In certain geographic markets, such as the U.S., certain of the Company's competitors have achieved greater brand awareness among consumers than has the Company.

         The personal safety eyewear market is also highly fragmented. Competitors range from small manufacturers offering single product lines to a limited number of large competitors offering multiple product lines, some of which have greater financial or other resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance. Company has recently entered the safety eyewear business in the U.S. There can be no assurance that this endeavor will be successful.

         RISKS ASSOCIATED WITH ADVERTISING STRATEGY. Although the Company will seek to increase its visibility in the premium sunglass and sport eyewear world markets through significantly increased and focused advertising campaigns, the Company's advertising strategy may be unsuccessful at channeling consumer preferences toward the Company's products, and the Company could be adversely affected by such a failure while having incurred substantially increased advertising and marketing costs.

         DEPENDENCE UPON ENDORSEMENT CONTRACTS. As part of its marketing strategy, the Company has retained a number of world-class athletes, including tennis champion Martina Hingis, formula one champion Jacques Villeneuve, 1998 Olympic skiing gold medalists Picabo Street and Jean-Luc Cretier and U.S. Open golf champion Steve Jones for the purpose of promoting the Company's products. The Company intends to establish additional contacts with, and obtain endorsements from, prominent athletes and public personalities. These endorsement contracts generally have two-to three-year terms and include terms and conditions specifically negotiated with each athlete. There can be no assurance that the Company will be able to attract and retain athletes or personalities to wear or endorse its products. If the Company were to lose the benefit of its existing endorsements arrangements or were unable to arrange additional endorsements of its products by athletes and/or public personalities on terms it deems reasonable, it could be required to modify its marketing plans and could be forced to rely more heavily on other forms of advertising and promotion, which might not prove to be as effective as endorsements.

         FOREIGN CURRENCY EXPOSURE; RISKS RELATING TO INTERNATIONAL SALES. As a substantial amount of the Company's sales are currently invoiced in French Francs and operating expenses are incurred in France, the Company's operating results are affected by currency fluctuation, particularly between the U.S. dollar and the French Franc. Since 1996, the French Franc has depreciated by over 20% against the U.S. dollar which has had a material adverse impact on the translation of Bolle France's operating results. As the Company's international operations grow, future movements of the exchange rate of the U.S. Dollar against the French Franc and other currencies may have an adverse impact on the reported results of the Company.

         Sales outside the United States accounted for approximately 40% of the Company's net sales for the years ended December 31, 1997. While the Company expects international sales to continue to account for a significant portion of its sales, there can be no assurance that the Company will be able to maintain or increase its international sales. The Company's international business may be adversely affected by changing economic conditions in foreign countries and fluctuations in currency exchange rates. The Company's international sales are also subject to risks associated with tariff regulations, "local content" laws requiring that certain products contain a specified minimum percentage of domestically-produced components, political and social instability, labor stoppages and trade restrictions. In addition, there can be no assurance that the Company's brands and products will be popular in the various countries in which the Company's products are or will be offered, or that the Company will be successful in preventing competitors from producing and selling eyewear products using the same or substantially similar design and manufacturing process as the Company.

         VARIABLE INTEREST RATE EXPOSURE. As a substantial amount of the Company's indebtedness denominated in Dollars is currently incurred at a variable interest rate under the Credit Agreement, the Company's operating results could be adversely affected if interest rates were to rise significantly above current levels. Interest expense on the Convertible Notes recognized in the Company's statement of operations will fluctuate with the market value of the Common Stock.

         RELIANCE ON SUPPLIERS, SUBCONTRACTORS AND DISTRIBUTORS. The Company relies on a variety of subcontractors in France for the supply of several components of its products and part of its manufacturing process. Although to date the Company has not experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The effect of the loss of any such sources or a disruption in their business will depend primarily upon the availability of, and access to, suitable alternative sources. The failure by the Company to meet the minimum purchase requirements set forth in the Alyn Supply Agreement would result in the loss of the Company's exclusive supply of Boralyn(Registered Trademark) metal frames. The loss of the Company's sources for lens blanks or metal frames (for instance, as a result of the termination of the Alyn Supply Agreement), or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials and could have a material adverse effect on the Company's results of operations. There can be no assurance that precautions taken by the Company will be adequate or that, if it should become necessary, an alternative source of supply could be identified in a timely manner.

         The Company relies for a significant part of its business on third parties to ensure the worldwide marketing and distribution of its products. Although to date the Company has not experienced any significant difficulty in the distribution of its products, there can be no assurance that such independent distributors will meet the Company's sales expectations or that the Company will be able to continue to maintain or expand its existing distribution network.

         RELIANCE ON MANAGEMENT SERVICES AGREEMENT. In connection with the Spinoff, the Company entered into a Management Services Agreement with Lumen (the "Management Services Agreement"), pursuant to which certain executives of Lumen provide key management services to the Company in return for the payment by the Company of a $60,000 monthly fee. The Management Services Agreement has an initial term of three years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon ninety days' written notice. There is no assurance that Lumen will not terminate the Management Services Agreement before or after its initial term. The loss of the services provided under the Management Services Agreement by certain executives of Lumen to the Company could have a material adverse effect on the Company's operations. The Company plans to renegotiate the Management Services Agreement to reduce its reliance on Lumen and to reduce its monthly fee paid for Lumen's services to $50,000. The Company plans to use the savings generated by such renegotiation to retain an executive who shall act as the Company's own full-time Chief Financial Officer. There can be no assurance that the Company will be able to renegotiate the Management Services Agreement or to identify and hire a new Chief Financial Officer.

         Pursuant to the Management Services Agreement, Lumen also makes available to the Company the services of Martin E. Franklin, as Chairman of the Board of Directors of the Company, and Mr. Ian G. H. Ashken, as Executive Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary. The loss of the services that are provided by Mr. Franklin or Mr. Ashken to the Company could have a material adverse effect on the Company. There is no assurance that Lumen or the Company will be able to retain the services of Mr. Franklin or Mr. Ashken in the future.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends, in substantial part, on the efforts and abilities of Martin E. Franklin, the Company's Chairman of the Board, Gary Kiedaisch, the Company's Chief Executive Officer, and Ian G. H. Ashken, the Company's Executive Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary. The Company does not maintain key management life insurance policies on its key personnel. The loss of the service of any of the foregoing key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Kiedaisch has entered into an employment agreement with the Company which continues until August 2000 unless earlier terminated by either party with or without cause. There is no assurance that, if Mr. Kiedaisch's employment with the Company were terminated, the Company would be able to retain the services of a person qualified to fill his position. Messrs. Franklin and Ashken also hold senior executive positions at Lumen and will therefore devote such time and efforts to the business of the Company as may be reasonably requested by the Company under the Management Services Agreement. However, a substantial portion of their time will be spent in connection with their positions at Lumen and other entities at which they are employees or directors. The Company believes that its future success will depend in large part on its ability to attract and retain directly or through the Management Services Agreement the services of highly skilled and qualified personnel. Although the Company to date has been successful in attracting and retaining qualified personnel, there can be no assurance that the Company will not experience a shortage of qualified personnel in the future.

         CONFLICTS OF INTEREST; BENEFITS TO CERTAIN INSIDERS. The executive officers of Bolle, who (except Mr. Kiedaisch) are also executive officers of Lumen, and Messrs. Franklin, Ashken and Moore and Ms. Bailey, who are members of the Board of Directors of Bolle and are also directors of Lumen, may have potential conflicts of interest with respect to material transactions involving Lumen and the Company. These potential conflicts of interest may adversely affect the future value of the Company's shares.

         INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE. The Company is in the process of upgrading its information systems to adequately support the implementation of its worldwide marketing strategy. The upgraded systems are expected to include a number of integrated applications, including order entry, billing and labeling which function properly with respect to dates in the year 2000 and thereafter and the single currency which is scheduled to be introduced in the European Union beginning in 1999. This upgrading process will significantly affect many aspects of the Company's business, including its manufacturing, sales and marketing functions. The successful implementation and integration of the new applications will be important to facilitate future growth. The Company could experience unanticipated delays in the upgrading of its information systems and such upgrading could cause significant disruption in operations. If the Company is not successful in upgrading its information systems, fails to train its personnel in their use in a timely manner or if the Company experiences difficulties in the upgrading process, the Company could experience problems with the delivery of its products or its ability to access timely and accurate financial and operating information could be adversely affected. In addition, delays in implementing the new systems could require additional expenditures by the Company to modify or replace portions of its existing information systems so that they will function properly with respect to dates in the year 2000 and thereafter and the new European currency. There can be no assurance that the Company will be able to correct any problems with respect to such dates or the new currency in a timely manner. The Company could also be adversely affected by year 2000 non-compliance of the computer systems of the entities with which the Company interacts, including suppliers, customers and financial service organizations. Any failure by the Company to respond properly to these problems or any other difficulties which the Company may face with its information systems could have a material adverse effect on the Company's business and financial results.

         ACCOUNTING TREATMENT OF INTANGIBLE ASSETS. The Company's total goodwill and intangible assets as of December 31, 1997 was approximately $64,000,000. These assets are currently being amortized at a rate of approximately $1,600,000 a year. This amortization expense will decrease the Company's income over the life of the assets being amortized. The carrying value of long lived assets will be reviewed regularly and there is no guarantee that the Company will not suffer a significant charge in the future from the impairment of long lived assets. The Company may acquire businesses using purchase accounting which may create more intangible assets and goodwill amortization. While the Company believes its accounting treatment for goodwill and intangible assets has been and will continue to be appropriate, there can be no assurance that additional goodwill and intangible amortization or write-offs will not have a material adverse effect on the Company's result of operations.

         UNCERTAIN PROTECTION OF PROPRIETARY RIGHTS. The Company relies in part on patent, trade secret, unfair competition, trade dress, trademark and copyright law to protect its rights to certain aspects of its products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks, all of which the Company believes are important to the success of its products and its competitive position. There can be no assurance that any pending trademark or patent application will result in the issuance of a registered trademark or patent, or that any trademark or patent granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by the Company to protect its proprietary rights will be adequate to prevent imitation of its products, that the Company's proprietary information will not become known to competitors, that the Company can meaningfully protect its rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on the Company's intellectual property rights. No assurance can be given that others will not assert rights in, and ownership of, the patents and other proprietary rights of the Company. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

         The Company's strategy is to assert vigorously its intellectual property rights, and, if required, to devote reasonable efforts and resources to the processing of trademark applications, the enforcement of patents issued and trademark registrations granted to the Company, to the protection of trade secrets, trade dress or other intellectual property rights owned by the Company and to the determination of the scope of validity of the proprietary rights of others that might be asserted against the Company. A substantial increase in the level of potentially infringing activities by others could require the Company to increase significantly above past levels the resources devoted to such efforts. In addition, an adverse determination in any future litigation could subject the Company to the loss of its rights to a particular patent, trademark, copyright or trade secret, could require the Company to grant licenses to third parties, could prevent the Company from manufacturing, selling or using certain aspects of its products or could subject the Company to substantial liability, any of which could have a material adverse effect on the Company's results of operations.

         PRODUCT LIABILITY. The Company may be subject to product liability claims which generally would seek damages for personal injuries allegedly sustained as a result of defects in the Company's products. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. This risk, which is faced by any manufacturer of eyewear products, may be greater for the Company as a result of its focus on eyewear products used in activities associated with greater physical risks, such as activities requiring the use of safety eyewear, sports and other activities involving special or extreme situations. Although the Company has not been subject to a significant product liability claim to date, the growth of the Company's business in the United States (where litigation is more prevalent) or elsewhere could result in greater exposure to such risk.

         SPECIFIC RISKS ASSOCIATED WITH THE COMPANY'S SAFETY AND TACTICAL EYEWEAR BUSINESS. The Company's safety and tactical eyewear business, which represented more than 50% of the Company's total unit sales in 1997, is subject to specific risks in addition to all the risks described herein. The primary users of the Company's safety eyewear products are industrial workers. As a result, decreases in general employment levels of industrial workers may have an adverse effect on the Company's sales. The Company's sales may also be adversely affected by changes in safety regulations covering industrial workers and in the level of enforcement of such regulations. Changes in regulations could reduce the need for and the utility of certain products manufactured by the Company. A substantial portion of the sales of tactical eyewear products by the Company is made pursuant to procurement contracts with the defense forces of various countries. Such contracts typically include specific termination and modification provisions and are subject to laws and regulations pursuant to which the governmental party is granted significantly greater rights than under regular commercial supply contracts.

         QUARTERLY FLUCTUATIONS OF RESULTS; SEASONALITY OF BUSINESS. The Company's business is affected by economic factors and seasonal consumer buying patterns. The Company's quarterly results of operations have fluctuated and may continue to fluctuate as a result of a number of factors, including the timing of the introduction of new products, the mix of product sales and weather patterns. Historically, the Company's sales, in the aggregate, generally have been higher in the period from March to September than during the rest of the year.

         UNPREDICTABILITY OF DISCRETIONARY CONSUMER SPENDING. The success of the Company's business depends to a significant extent upon a number of factors relating to discretionary consumer spending, including general economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation. Any significant decline in such general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending generally, or purchasers of discretionary optical products specifically, could have a material adverse effect on the Company's results of operations.

         RECENT TRADING MARKET; VOLATILITY OF STOCK PRICE. Prior to the Spinoff which occurred on March 11, 1998, there was no trading market for the Common Stock and the Company has only a limited trading history. The stock of new and relatively small issuers in immature or developing markets is frequently subject to sharp increases and decreases in market value, and trading prices of the Common Stock could vary significantly over relatively short periods of time. The market price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly operating results and other factors. Fluctuations in the market price of the Common Stock will directly affect the interest expense related to the Convertible Notes recorded in the Company's Statement of Operations. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that an active trading market will be sustained after the sale of any of the Shares offered hereby.

         SHARES ELIGIBLE FOR FUTURE SALE; FUTURES SALES BY SIGNIFICANT STOCKHOLDERS. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. In addition to the 2,500,000 Shares which may be sold hereunder by the Selling Stockholders the Company has recently filed a registration statement registering an additional 1,850,000 shares held by certain Stockholders of the Company. In addition, of the 6,636,261 shares of the Common Stock distributed pursuant to the Spinoff, approximately 5,843,261 shares are freely tradable without restriction or the requirement of future registration under the Securities Act. All of the remaining 793,000 shares are restricted securities ("Restricted Shares") as that term is defined by Rule 144 promulgated under the Securities Act and are eligible for resale pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements and applicable contractual restrictions.

         Following the expiration in July 2000 of certain contractual restrictions on resale, a maximum of 1,850,000 shares of Bolle Common Stock held by the Och Ziff fund, the Bill Bass Trust and the seller of Bolle U.K. shares, (if this transaction is completed), representing approximately 4% of the Bolle common Stock outstanding will be eligible for sale pursuant to the provisions of Rule 144 under the Securities Act. Upon the redemption in full of all the shares outstanding of the Bolle Series B Preferred Stock, all the shares of Bolle Common Stock received by Mr. Franklin pursuant to the Spinoff, or approximately 10% of the total number of shares of Bolle Common Stock outstanding, will be eligible for sale by Mr. Franklin in accordance with applicable law. No assurance can be given that such holders of the Company's Common Stock will not decide, based upon prevailing market conditions, to dispose of all or a portion of their investment in the Company after the expiration of applicable restrictions. The future sale of a substantial number of shares of Common Stock may have an adverse impact on the market price of the common Stock.

         Under the Warrant Agreement dated March 11, 1998 among the Company and each of the Sellers (the "Warrant Agreement"), 663,618 shares of Common Stock issuable upon exercise of the Bolle Warrants are subject to demand registration rights vesting on the date a Warrant is first exercised, which may be as early as June 1999. The Company has agreed to register such shares for resale under the Securities Act. During the term of such options and warrants and any additional stock, warrants and/or options which the Company may issue to raise capital in the future, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Common Stock at the time such options are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment.

         RESTRICTED DIVIDEND POLICY. The Company does not currently intend to declare or pay any dividends on the Common Stock. The payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs and other factors deemed relevant by the Company's Board of Directors including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock in issue and the limitations, if any, on the payment of dividends under any then-existing credit facility or other indebtedness. Under the terms of the Credit Agreement dated March 11, 1998 among the Company and the lenders party thereto (the "Credit Agreement") and the Convertible Notes the Company's ability to pay cash dividends on the Common Stock is restricted and the Company expects that any other bank revolving credit facility or other indebtedness, if any, that the Company may incur in the future will contain similar restrictions. Pursuant to the Indemnification Agreement, the Company is further restricted from paying dividends on shares of Common Stock unless certain minimum net worth requirements are met until, at the latest, the end of the year 2003, except that the Company may declare dividends payable solely in shares of capital stock which do not carry mandatory redemption or other repayment rights. Furthermore, for so long as shares of the Series B Preferred Stock are outstanding, the Company may not, without the consent of the holders of at least 90% of such shares, declare or pay a dividend or otherwise make a distribution on any security issued by the Company which is junior to the Series B Preferred Stock with respect to dividends or upon liquidation, including the Series A Preferred Stock.

         POTENTIAL ANTITAKEOVER EFFECT OF THE INDEMNIFICATION AGREEMENT AND CERTAIN CHARTER PROVISIONS. Pursuant to the Indemnification Agreement, the Company and its subsidiaries may not enter into certain business combinations, including a consolidation or merger or transfer of all or substantially all of its assets, unless the resulting entity is either the Company or a U.S. corporation which expressly assumes all of the Company's obligations and restrictions under the Indemnification Agreement. Furthermore, the resulting entity must have a consolidated tangible net worth equal to or greater than that of the Company prior to the combination. These limitations could remain applicable until, at the latest, the end of the year 2003. In addition, the Series B Preferred Stock is redeemable in full upon a change of control resulting in the Company's payment in full of all amounts due with respect to the Credit Agreement. These restrictions could have the effect of deterring a potential acquirer.

         The Company has in excess of 20,000,000 and 125,000 shares of authorized and unissued Common Stock and preferred stock, respectively, which could be issued to a third party selected by management or used as the basis for a stockholders' rights plan. This stock could have the effect of deterring a potential acquiror. The ability of the Board of Directors of the Company to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties.

                              SELLING STOCKHOLDERS

         The Shares of Common Stock covered by this Prospectus will be offered by an undetermined number of officers and directors of the Company who are deemed affiliates of the Company and who have or may acquire Shares under the Plan. The names of the Selling Stockholders currently known and the amount of Shares that they will offer for sale, are set forth below. The names of additional selling stockholders and the amount of Shares to be offered by sale by such additional Selling Stockholders, will be added by a Post-Effective Amendment to this Prospectus. There is no assurance that any of such Selling Stockholders will offer for sale or sell any or all of the Company's Common Stock offered by them pursuant to this Prospectus.

                                                                                 NUMBER        PERCENTAGE        PERCENTAGE
                                                NUMBER                             OF              OF                OF
                                              OF SHARES                          SHARES          COMMON            COMMON
                                                OWNED            NUMBER          TO BE          STOCK TO          STOCK TO
                                               PRIOR TO        OF SHARES         OWNED          BE OWNED          BE OWNED
                                                 THE             TO BE         AFTER THE       BEFORE THE        AFTER THE
NAME OF SELLER                               OFFERING(1)        OFFERED        OFFERING         OFFERING         OFFERING
--------------                               -----------       ---------       ---------       ----------        ----------
Martin E. Franklin                            712,003(2)        366,667         441,171           10.0%             6.4%
Chairman of the Board

Gary A. Kiedasich                             43,666(3)         166,667          2,000              *                *
 President, Chief Executive
 Officer and Director

Ian G.H. Ashken                               143,749(4)        125,000          66,667           2.1%              1.0%
 Executive Vice President of Finance
 and Administration
 Chief Financial Officer
 and Assistant Secretary

Franck Bolle                                   64,080(5)         33,333          55,686             *                *
 Director

Patricia Bolle Passaquay                       64,080(5)         33,333          55,686             *                *
 Director

David L. Moore                                  5,116            3,333           5,116              *                *
 Director

Nora Bailey                                     10,833           3,333           10,833             *                *
 Director

David Moross                                      0                0               0                *                *
 Director

----------------------

(1) Except as otherwise noted, Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within sixty (60) days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group.

(2) Includes a presently exercisable option to purchase 270,832 shares of Common Stock. Excludes 5,127 shares of Common Stock held in trust for Mr. Franklin's minor children, as to which shares, Mr. Franklin disclaims beneficial ownership.

(3) Includes a presently exercisable option to purchase 41,666 shares of Common Stock.

(4) Includes a presently exercisable option to purchase 77,082 shares of Common Stock. Excludes 8,333 shares of Common Stock held in trust for Mr. Ashken's minor children, as to which shares Mr. Ashken disclaims beneficial ownership.

(5) Includes a presently exercisable option to purchase 8,333 shares of Common Stock.

 *       Less than 2.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.


                                    EXPENSES

         All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by the Company. It is estimated that the total amount of such expenses will not exceed $30,000.

                                USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Shares of Common Stock by the Selling Stockholders, but will receive funds from the sale of stock to the Selling Stockholders, which funds will be used by the Company for working capital.


                                    LEGALITY

         Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.


                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.




















+
                                       25

         This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and to which reference is hereby made.



                               TABLE OF CONTENTS
                                                                          Page

AVAILABLE INFORMATION......................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  3

THE COMPANY................................................................  4

RISK FACTORS...............................................................  9

SELLING STOCKHOLDERS......................................................  22

PLAN OF DISTRIBUTION....................................................... 24

EXPENSES................................................................... 24

USE OF PROCEEDS............................................................ 25

LEGALITY................................................................... 25

EXPERTS.................................................................... 25



         No dealer, salesman or other person has been authorized to given any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                                    PART II



Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated as of their respective dates in this Registration Statement by reference:

         1. The Company's Registration Statement on Form S-1 (the "Registration Statement"), declared effective by the Commission June 19, 1998.

         2. The description of the Company's common Stock contained in the Company's Registration Statement including any amendments or reports filed for the purpose of updating such description.

         3. Description of the Company's common Stock contained in the Company's Registration statement on Form 8-A filed with the Commission on March 11, 1998 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         4. The Company's Annual Report on Form 10-KA for the fiscal year ended December 31, 1997.

         5. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise. In accordance with Section 145 of the DGCL and the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") and Article IX of the Company's By-laws (the "By-laws"), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, proceeding or claim by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprises against expenses (including attorney's fees and expenses) actually and reasonably incurred by him and to the extent permitted by applicable law in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and amounts which the Court of Chancery or such other court shall deem proper.

         Any indemnification under the By-laws Article IX (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the By-laws. Such determination and other determinations under the By-laws shall be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees and expenses) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 9 of Article IX of the By-laws provides that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

         The Company has entered into indemnification agreements with each of its current directors and certain of its officers and other key personnel, pursuant to which the Company has agreed to indemnify each indemnitee to the fullest extent authorized by law, against any and all damages, judgments, settlements and fines ("losses") in connection with any action, suit, arbitration or proceedings, or any inquiry or investigation, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative, investigative or other, or any appeal therefrom, by reason of an indemnitee's serving as a director of the Company. An indemnitee is not entitled to indemnification for any losses that are (i) based or attributable to the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not entitled, (ii) for the return by the indemnitee of any remuneration paid to the indemnitee without the previous approval of the stockholders of the Company which is illegal, (iii) for violations of Section 16 of the Securities Exchange Act of 1934 or similar provisions of state law,
(iv) based upon knowingly fraudulent, dishonest or willful misconduct and (v) not permitted to be covered by applicable law. The agreements provide that the indemnification under the agreement is not exclusive of any other rights the indemnitee may have under the Restated Certificate, the By-Laws, the DGCL or any agreement or vote of shareholders.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

Number                           Description
------                           -----------

4.2      1998 Stock Incentive Plan of the Company*

5.1      Opinion of Kane Kessler, P.C.**

23.1     Consent of Kane Kessler, P.C. (included in Exhibit 5.1)**

23.2     Consent of Price Waterhouse LLP**

24.1     Power of Attorney (contained on signature page)**











-----------------------------------

* Incorporated by reference to the Company's Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on February 13, 1998 (No. 333-40279).

**       File herewith.

Item 9.  Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of July, 1998.


                                     BOLLE INC.



                                     By: /s/ Martin E. Franklin
                                        ---------------------------------------
                                             Martin E. Franklin,
                                             Chairman of the Board of Directors




         We, the undersigned officers and directors of Bolle Inc., and each of us, do hereby constitute and appoint Martin E. Franklin and Ian G.H. Ashken, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors or officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                       Title                               Date
---------                                       -----                               ----
/s/ Martin E. Franklin              Chairman of the Board of                     July 6, 1998
----------------------------        Directors (Principal Executive
Martin E. Franklin                  Officer)



/s/ Gary A. Kiedaisch               President, Chief Executive Officer and       July 6, 1998
----------------------------        Director
Gary A. Kiedaisch


/s/ Ian G.H. Ashken                 Chief Financial Officer                      July 6, 1998
----------------------------        (Principal Financial and
Ian G.H. Ashken                     Accounting Officer),
                                    Assistant Secretary and Director



/s/ Frank Bolle                     Director                                     July 6, 1998
----------------------------
Franck Bolle



/s/ Patricia Bolle Passaquay        Director                                     July 6, 1998
----------------------------
Patricia Bolle Passaquay



/s/ David Moore                     Director                                     July 6, 1998
----------------------------
David Moore



                                      II-8








/s/ Nora Bailey                     Director                                     July 6, 1998
-----------------------------
Nora Bailey



/s/ David Moross                    Director                                     July 6, 1998
-----------------------------
David Moross

                                 EXHIBIT INDEX

                                  DESCRIPTION

THE FOLLOWING DOCUMENTS ARE INCORPORATED BY REFERENCE:

4.2 1998 Stock Incentive Plan of the Company incorporated by reference to the Company's Registration Statement on Form S-1, declared effective by the Commission on February 13, 1998 (Reg. No. 333-40279).

THE FOLLOWING DOCUMENTS ARE FILED HEREWITH:

PAGE

5.1*     Opinion of Kane Kessler, P.C.

23.1*    Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2*    Consent of Price Waterhouse LLP

24.1*    Power of Attorney (contained on signature page)

















------------------------------------

  *  Filed herewith.